NEWS RELEASE

Contact: Nicholas Conrad                         Date:    December 3, 2012
VP, Finance & Treasurer
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons Finalizes Purchase of Elevators and Farm Agronomy Centers

MAUMEE, OHIO, December 3, 2012 - The Andersons, Inc. (Nasdaq: ANDE) announces today it has completed the purchase of a majority of the grain and agronomy locations of Green Plains Grain Company, LLC, a subsidiary of Green Plains Renewable Energy, Inc. (Nasdaq: GPRE)

“We are significantly diversifying our grain and agronomy businesses by expanding into Iowa and Tennessee with the acquisition of these high quality assets. Expanding our connectivity to the 'farm gate' is part of our long-term strategy,” says Denny Addis, President, Grain Group.

“We are embarking on a new opportunity with a new team in new communities and look forward to providing service to thousands of new customers,” he continues. “We are fortunate to be adding a skillful, knowledgeable and customer-service oriented 130-member workforce to our grain and agronomy teams. The drought aside, this year has been significant for the Grain Group in terms of growth.”

The purchase includes seven facilities in Iowa and five in Tennessee, with a combined grain storage capacity of about 32 million bushels, which increases the Grain Group's storage capacity by nearly 30 percent. Two Iowa locations also have 30,000 tons of combined fertilizer storage.

Stephens Inc. acted as financial advisor to The Andersons and delivered a fairness opinion to the Board of Directors in connection with the transaction.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

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